EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

              We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Theravance, Inc. for the registration of 5,200,000 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 2005, with respect to the consolidated financial statements of Theravance, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Palo Alto, California
January 27, 2006